Exhibit 10.1

FIRST AMENDMENT (the “First Amendment”), dated as of February 20, 2008 to the Credit Agreement (the “Credit Agreement”) dated as of February 28, 2007 among CDI Corp. (the “Company”), CDI Corporation (the “Subsidiary Borrower” and collectively with the Company, the “Borrowers”), the Guarantors and Lenders party thereto, and JPMorgan Chase Bank, N.A. a national banking association for itself and as Administrative Agent.

WITNESSETH:

WHEREAS, the Company has requested the Administrative Agent to modify the Credit Agreement and the Administrative Agent is agreeable to such request;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:

1. Definitions. Except as otherwise stated, capitalized terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to them in the Credit Agreement.

2. Amendments to the Credit Agreement.

(a) Section 1.01, Defined Terms, is hereby amended:

(i)	by restating the definition of “Commitment Termination Date” to read as follows:

“Commitment Termination Date” means February 27, 2009.”

(ii)	by adding the definition of “Permitted Investments” in the appropriate alphabetical order as follows:

“Permitted Investments means:

(a)	all items which qualify as a “Cash Equivalent” hereunder;

(b)	short-term tax exempt debt obligations of Governmental Authorities consisting of municipal notes, commercial paper, auction rate notes and floating rate notes rated A1/P1 by S&P or Moody’s, municipal notes rated SP1/MIG-1 or better and bonds rated AA or better;

(c)	corporate debt instruments (including Rule 144A debt securities) which are denominated and payable in U.S. dollars and are rated by S&P or Moody’s A3/A- or better or, in the case of commercial paper, A2/P2 or better; and

(d)	auction preferred stock and auction rate certificates rated at least AA/Aa by S&P or Moody’s that have not more than 180 days until the next auction at date of purchase.”

(b) Section 6.01, Financial Statements and Other Information, is amended by deleting the last sentence in its entirety and substituting therefor:

“Notwithstanding the foregoing, the Company’s obligations to deliver documents or information required under any of clauses (a), (b) and (f) above shall be deemed to be satisfied upon the relevant documents or information being publicly available on the Company’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause and thereafter being continuously so available.”

(c) Section 7.06, Investments and Acquisitions, is amended by deleting subsection 7.06(f)(iii) in its entirety and substituting therefor:

“(iii) with respect to any Acquisition the aggregate consideration of which shall exceed $50,000,000, the Consolidated Leverage Ratio on the last day of such period would not have been greater than 2.00 to 1.0 (determined on a pro forma basis after giving effect to such Acquisition as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters),”

(d) Section 7.06, Investments and Acquisitions, is further amended by deleting the period at the end of 7.06(1), substituting a semicolon therefor and adding a new subsection 7(m) as follows:

“(m)	“Permitted Investments.”

3. Representations and Warranties. To induce the Administrative Agent (on behalf of the Lenders) to enter into this Amendment, each Borrower hereby represents and warrants that:

(a) The representations and warranties contained in Article IV of the Credit Agreement are true and correct in all material respects (provided that any such representation and warranty that is qualified by “materiality” or similar language shall be true and correct in all respects) on and as of the date of this Amendment and after giving effect thereto (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). However, for purposes of this paragraph: (i) the last sentence in Section 4.04(a) of the Credit Agreement shall be deemed modified such that the phrase “such financial statements” is expanded to include the Company’s 2006 financial statements as set forth in the Company’s Form 10-K for that year and the Company’s third quarter 2007 financial statements as set forth in the Company’s Form 10-Q for that quarter; (ii) Section 4.04(b) of the Credit Agreement shall be deemed modified such that the phrase “except for matters disclosed in the Company’s Form 10-Q filings for the first three quarters of 2006” is expanded to also include the Company’s Form 10-K filing for 2006 and the Company’s Form 10-Q filings for the first three quarters of 2007; and (iii) Section 4.13 shall be disregarded.

(b) No Default or Event of Default has occurred and is continuing under the Credit Agreement as of the date of this Amendment and after giving effect thereto.

4. Effective Date. This Amendment shall become effective as of the date hereof when the Administrative Agent shall have received counterparts of this Amendment duly executed by each of the parties hereto.

5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute a single instrument with the same effect as if the signatures thereto and hereto were upon the same instrument.

6. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms and provisions of the Credit Agreement shall continue in full force and effect, and all parties hereto shall be entitled to the benefits thereof.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date set forth above.

CDI CORP.

By:	/s/ Mark A. Kerschner
Name:	Mark A. Kerschner
Title:	Executive V.P. and CFO

CDI CORPORATION

By:	/s/ Mark A. Kerschner
Name:	Mark A. Kerschner
Title:	Executive V.P. and CFO

SUBSIDIARY GUARANTORS:

MANAGEMENT RECRUITERS INTERNATIONAL, INC.

By:	/s/ Mark A. Kerschner
Name:	Mark A. Kerschner
Title:	Treasurer

MRI CONTRACT STAFFING, INC.

By:	/s/ Joseph R. Seiders
Name:	Joseph R. Seiders
Title:	Vice President

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Jules Panno
Name:	Jules Panno
Title:	Vice President